Glacier Water Announces Third Quarter Results

    VISTA, Calif.--(BUSINESS WIRE)--Nov. 12, 2003--Glacier Water Services Inc. (Amex: HOO) announced results for the quarter ended September 28, 2003.
    Brian McInerney, chief executive officer of Glacier Water, said, "Despite a slight decline in revenues versus last year, we are pleased to report increased earnings from operations for the third quarter and the nine months that ended September 28, 2003. We continue to see earnings improvement and we remain committed to returning the company to profitability. As announced previously, we completed the acquisition of Water Island Inc. in early October and are working diligently to integrate the Water Island organization into our business."
    Revenues for the quarter ended September 28, 2003 decreased 1.3% to $20,447,000 compared to $20,720,000 for the same quarter a year ago. For the nine-month period ended September 28, 2003, revenues increased 0.4% to $54,770,000 compared to $54,568,000 for the same period a year ago. Unusually heavy rainfall and cool temperatures across the United States adversely affected the company's revenues during the second and third quarters this year.
    The company's income from operations for the quarter ended September 28, 2003 was $3,029,000, representing an improvement of $471,000 from $2,558,000 in the same period last year. For the nine-month period ended September 28, 2003, income from operations was $4,756,000 compared to $2,465,000 for the same period last year. Last year's income from operations for the nine-month period included one-time integration costs of $1,364,000 associated with the Pure Fill acquisition.
    The company's net income applicable to common stockholders for the quarter ended September 28, 2003, was $1,160,000 or $0.61 per basic share and $0.51 per diluted share compared to $1,041,000 or $0.37 per basic share and $0.34 per diluted share for the same period last year. For the nine-month period ended September 28, 2003, the net loss applicable to common stockholders was $467,000 or $0.21 per basic and diluted share, compared to a loss of $1,720,000 or $0.61 per basic and diluted share for the same period last year.
    With approximately 14,000 machines located in 36 states throughout the United States, Glacier is the leading provider of high quality, low-priced drinking water dispensed to consumers through self-service vending machines located at supermarkets and other retail locations.
    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the company which involve risks and uncertainties which are detailed further in the filings of the company with the Securities and Exchange Commission, including, but not limited to, the company's Annual Report on Form 10-K for the year ended December 29, 2002.


    FINANCIAL RESULTS                     GLACIER WATER SERVICES INC.
                                                THIRD QUARTER 2003

                 Consolidated Statements of Operations
             (Dollars in Thousands, Except Per Share Data)
                              (Unaudited)

                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                           September  September  September  September
                           28, 2003   29, 2002    28, 2003   29, 2002
                           ---------- ---------- ---------- ----------
Revenues                     $20,447    $20,720    $54,770    $54,568
Operating costs and
 expenses:
     Operating expenses       12,223     12,616     33,869     34,221
     Depreciation and
      amortization             3,004      3,084      8,882      9,243
                           ---------- ---------- ---------- ----------
          Cost of goods
           sold               15,227     15,700     42,751     43,464

     Selling, general and
      administrative
      expenses                 2,191      2,462      7,263      7,275
     Integration and
      restructuring costs         --         --         --      1,364
                           ---------- ---------- ---------- ----------
          Total operating
           costs and
           expenses           17,418     18,162     50,014     52,103
                           ---------- ---------- ---------- ----------

Income from operations         3,029      2,558      4,756      2,465

Other expenses:
     Interest expense          1,855      1,496      5,093      4,465
     Investment expense
      (income)                   (18)       (11)        34         (6)
                           ---------- ---------- ---------- ----------
           Total other
            expense            1,837      1,485      5,127      4,459
                           ---------- ---------- ---------- ----------

Income (loss) before income
 taxes                         1,192      1,073       (371)    (1,994)
Income tax provision
 (benefit)                        --         --         --       (370)
                           ---------- ---------- ---------- ----------
Net income (loss)              1,192      1,073       (371)    (1,624)

Preferred dividends               32         32         96         96
                           ---------- ---------- ---------- ----------
Net income (loss)
 applicable to common
 stockholders                 $1,160     $1,041      $(467)   $(1,720)
                           ========== ========== ========== ==========

Basic income (loss) per
 common share:
     Net income (loss)
      applicable to common
      stockholders             $0.61      $0.37     $(0.21)    $(0.61)
                           ========== ========== ========== ==========
           Weighted average
            shares used in
            calculation    1,913,550  2,848,184  2,270,228  2,841,175


Diluted income (loss) per
 common share:
     Net income (loss)
      applicable to common
      stockholders             $0.51      $0.34     $(0.21)    $(0.61)
                           ========== ========== ========== ==========
           Weighted average
            shares used in
            calculation    2,267,351  3,066,719  2,270,228  2,841,175


    CONTACT: Glacier Water Services Inc., Vista
             W. David Walters, 760-560-1111